VAM INSTITUTIONAL FUNDS, INC.

                             DISTRIBUTION AGREEMENT


         THIS AGREEMENT is made and entered into as of the 30th day of September, 1997, by and between VAM Institutional Funds, Inc., a Minnesota corporation (the "Company"), for and on behalf of each series of the Company (each series is referred to hereinafter as a "Fund"), and Dougherty Summit Securities LLC, a Delaware limited liability company (the "Underwriter"). This Agreement shall apply to the following Funds, each of which currently offers a single class of shares:

                  Segall Bryant & Hamill Growth and Income Fund

                  VAM Financial Institutions Intermediate Duration Portfolio

                  VAM Financial Institutions Core Portfolio

                  VAM Short Duration Total Return Fund

                  VAM Intermediate Duration Total Return Fund

                  VAM Core Total Return Fund

                  VAM Mid Cap Stock Fund

                  VAM Growth Stock Fund

                                   WITNESSETH:

         1. Underwriting Services. The Company, on behalf of each Fund, hereby engages the Underwriter, and the Underwriter hereby agrees to act, as principal underwriter for each Fund in the sale and distribution of the shares of such Fund to the public, either through dealers or otherwise. The Underwriter agrees to offer such shares for sale at all times when such shares are available for sale and may lawfully be offered for sale and sold.

         2. Sale of Shares. The shares of each Fund are to be sold only on the following terms:

                  (a) All subscriptions, offers, or sales shall be subject to acceptance or rejection by the Company. Any offer for or sale of shares shall be conclusively presumed to have been accepted by the Company if the Company shall fail to notify the Underwriter of the rejection of such offer or sale prior to the computation of the net asset value of such shares next following receipt by the Company of notice of such offer or sale.

                  (b) No share of a Fund shall be sold by the Underwriter (i) for any consideration other than cash or, pursuant to any exchange privilege provided for by the applicable currently effective Prospectus or Statement of Additional Information (hereinafter referred to collectively as the "Prospectus"), shares of any other investment company for which the Underwriter acts as an underwriter, or (ii)except in instances otherwise provided for by the applicable currently effective Prospectus, for any amount less than the public offering price per share, which shall be determined in accordance with the applicable currently effective Prospectus.

         3. Registration of Shares. The Company agrees to make prompt and reasonable efforts to effect and keep in effect, at its expense, the registration or qualification of each Fund's shares for sale in such jurisdictions as the Company may designate.

         4. Information to be Furnished to the Underwriter. The Company agrees that it will furnish the Underwriter with such information with respect to the affairs and accounts of the Company (and each Fund) as the Underwriter may from time to time reasonably require, and further agrees that the Underwriter, at all reasonable times, shall be permitted to inspect the books and records of the Company.

         5. Allocation of Expenses. During the period of this Agreement, the Company shall pay or cause to be paid all expenses, costs and fees incurred by the Company which are not assumed by the Underwriter. The Underwriter agrees to provide, and shall pay costs which it incurs in connection with providing, administrative or accounting services to shareholders of each Fund (such costs are referred to as "Shareholder Servicing Costs"). Shareholder Servicing Costs include all expenses of the Underwriter incurred in connection with providing administrative or accounting services to shareholders of each Fund, including, but not limited to, an allocation of the Underwriter's overhead and payments made to persons, including employees of the Underwriter, who respond to inquiries of shareholders regarding their ownership of Fund shares, or who provide other administrative or accounting services not otherwise required to be provided by the applicable Fund's investment adviser or transfer agent. The Underwriter shall also pay all costs of distributing the shares of each Fund ("Distribution Expenses"). Distribution Expenses include, but are not limited to, initial and ongoing sales compensation (in addition to sales loads) paid to investment executives of the Underwriter and to other broker-dealers and participating financial institutions; expenses incurred in the printing of prospectuses, statements of additional information and reports used for sales purposes; expenses of preparation and distribution of sales literature; expenses of advertising of any type; an allocation of the Underwriter's overhead; payments to and expenses of persons who provide support services in connection with the distribution of Fund shares; and other distribution-related expenses.

         6.       Compensation to the Underwriter

                  (a) With respect to each Fund, it is understood and agreed by the parties hereto that the sale of Fund shares will benefit the Underwriter, which is an affiliate of the Fund's investment adviser or sub-adviser, and therefore the Underwriter will receive no additional compensation for services it performs hereunder in connection with sales of fund shares, except as follows:

                           (i) In connection with sales of shares of Growth and
                  Income Fund, pursuant to the Company's Plan of Distribution adopted on behalf of such Fund in accordance with Rule 12b-1 under the 1940 Act (the "Rule 12b-1 Plan"), Class A of such Fund (the only class of shares currently outstanding) is obligated to pay the Underwriter a total fee in connection with the servicing of shareholder accounts of such class and in connection with distribution-related services provided in respect of such class, calculated and payable quarterly, at the annual rate of .25% of the value of the average daily net assets of such class. All or any portion of such total fee may be payable as a Shareholder Servicing Fee, and all or any portion of such total fee may be payable as a Distribution Fee, as determined from time to time by the Company's Board of Directors. Until further action by the Board of Directors, all of such fee shall be designated and payable as a Shareholder Servicing Fee.

                           (ii) In connection with the Underwriter's ongoing
                  servicing and/or maintenance of shareholder accounts for VAM Financial Institutions Intermediate Duration Portfolio and VAM Financial Institutions Core Portfolio, each Fund is obligated, pursuant to the Company's Service Plan, to pay the Underwriter a service fee, calculated and payable monthly, at the annual rate of .05% of the value of the average daily net assets of such Fund.

                  (b) Average daily net assets shall be computed in accordance with the applicable currently effective Prospectus. Amounts payable to the Underwriter under the Rule 12b-1 Plan may exceed or be less than the Underwriter's actual Distribution Expenses and Shareholder Servicing Costs. Similarly, amounts payable to the Underwriter under the Service Plan may exceed or be less than the Underwriter's actual Shareholder Servicing Costs. In the event such costs exceed amounts payable to the Underwriter under the Rule 12b-1 Plan or the Service Plan, the Underwriter shall not be entitled to reimbursement by the Company.

                  (c) In each year during which this Agreement remains in effect, the Underwriter will prepare and furnish to the Board of Directors of the Company, and the Board will review, on a quarterly basis, written reports that set forth the amounts expended under this Agreement, the Rule 12b-1 Plan and the Service Plan, and the purposes for which those expenditures were made.

         7. Limitation of the Underwriter's Authority. The Underwriter shall be deemed to be an independent contractor and, except as specifically provided or authorized herein, shall have no authority to act for or represent any Fund or the Company.

         8. Subscription for Shares--Refund for Canceled Orders. The Underwriter shall subscribe for the shares of a Fund only for the purpose of covering purchase orders already received by it or for the purpose of investment for its own account. In the event that an order for the purchase of shares of a Fund is placed with the Underwriter by a customer or dealer and subsequently canceled, the Underwriter shall forthwith cancel the subscription for such shares entered on the books of the Fund, and, if the Underwriter has paid the Fund for such shares, shall be entitled to receive from the Fund in refund of such payment the lesser of:

                  (a) the consideration received by the Fund for said shares; or

                  (b) the net asset value of such shares at the time of cancellation by the Underwriter.

         9. Indemnification of the Company. The Underwriter agrees to indemnify each Fund and the Company against any and all litigation and other legal proceedings of any kind or nature and against any liability, judgment, cost, or penalty imposed as a result of such litigation or proceedings in any way arising out of or in connection with the sale or distribution of the shares of such Fund by the Underwriter. In the event of the threat or institution of any such litigation or legal proceedings against any Fund, the Underwriter shall defend such action on behalf of the Fund or the Company at the Underwriter's own expense, and shall pay any such liability, judgment, cost, or penalty resulting therefrom, whether imposed by legal authority or agreed upon by way of compromise and settlement; provided, however, the Underwriter shall not be required to pay or reimburse a Fund for any liability, judgment, cost, or penalty incurred as a result of information supplied by, or as the result of the omission to supply information by, the Company to the Underwriter, or to the Underwriter by a director, officer, or employee of the Company who is not an "interested person," as defined in the provisions of the 1940 Act, of the Underwriter, unless the information so supplied or omitted was available to the Underwriter or the Fund's investment adviser without recourse to the Fund or the Company or any such person referred to above.

         10. Freedom to Deal With Third Parties. The Underwriter shall be free to render to others services of a nature either similar to or different from those rendered under this contract, except such as may impair its performance of the services and duties to be rendered by it hereunder.

         11.      Effective Date, Duration and Termination of Agreement.

                  (a) The effective date of this Agreement is set forth in the first paragraph of this Agreement. Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect for a period of one year after the date of its execution, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by a vote of the Board of Directors of the Company, and of the directors who are not "interested persons" (as defined in the provisions of the 1940 Act) of the Company and have no direct or indirect financial interest in the operation of the Rule 12b-1 Plan or in any agreement related to the Rule 12b-1 Plan (including, without limitation, this Agreement), cast in person at a meeting called for the purpose of voting on this Agreement.

                  (b) This Agreement may be terminated at any time with respect to any Fund without the payment of any penalty, by the vote of a majority of the members of the Board of Directors of the Company who are not "interested persons" (as defined in the provisions of the 1940
         Act) of the Company and have no direct or indirect financial interest in the operation of the Rule 12b-1 Plan or in any agreement related to the Rule 12b-1 Plan (including, without limitation, this Agreement), or by the vote of a majority of the outstanding voting securities of such Fund, or by the Underwriter, upon 60 days' written notice to the other party.

                  (c) This Agreement shall automatically terminate in the event of its "assignment" (as defined by the provisions of the 1940 Act).

                  (d) Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of a Fund shall mean the lesser of (i) the vote of 67% or more of the voting securities of such Fund present at a regular or special meeting of shareholders duly called, if more than 50% of the Fund's outstanding voting securities are present or represented by proxy, or (ii) the vote of more than 50% of the outstanding voting securities of such Fund.

         12. Amendments to Agreement. No material amendment to this Agreement shall be effective until approved by the Underwriter and by vote of a majority of the Board of Directors of the Company who are not interested persons of the Underwriter.

         13. Notices. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

         IN WITNESS WHEREOF, the Company and the Underwriter have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                      VAM INSTITUTIONAL FUNDS, INC.


                                      By: ___/s/ Thomas J. Abood_____
                                        Name:  Thomas J. Abood
                                        Title:    Secretary


                                      DOUGHERTY SUMMIT SECURITIES LLC


                                      By: ____/s/ John G. Taft______
                                        Name:  John G. Taft
                                        Title:    President